UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Southwest Royalties Institutional Income Fund X-B, L.P.
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EXPLANATORY NOTE

The following is a copy of a slide presentation prepared in February 2012 to be used in meetings with limited partners of the registrant and other third parties.  A copy of the slide presentation is also being made available at www.swrpartners.com.

221--IN10B

221--IN10B CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS Certain statements and information in this presentation may constitute "forward-looking statements" that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. Words such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to the financial impacts of the merger, approval of the merger by the limited partners and the unaffiliated investors, the satisfaction of the closing conditions to the merger, and the timing of the completion of the merger. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside our control and are difficult to predict. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those described in (1) "Risk Factors" below and elsewhere in this presentation and/or the proxy statement described in this presentation, (2) the partnership's reports filed from time to time with the Securities and Exchange Commission (SEC) and (3) other announcements the partnership makes from time to time. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to: (1) changes in political and general economic conditions, including the economic effects of terrorist attacks against the United States and elsewhere and related events; (2) changes in financial market conditions, either nationally or locally in areas in which the partnership conducts its operations; (3) fluctuations in the oil and gas markets; (4) changes in interest rates; (5) changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the Internal Revenue Service; (6) new litigation or changes in existing litigation; (7) increased competitive challenges and pricing pressures among petroleum and natural gas companies; (8) inflation and deflation; (9) legislation or regulatory changes, which adversely affect the ability of the partnership to conduct the business in which it is engaged; (10) future cash distributions to limited partners; (11) the partnership's ability to comply with applicable laws and regulations; and (12) changes in accounting policies, procedures or guidelines as may be required by the Financial Accounting Standards Board or regulatory agencies. In addition, the closing of the merger is subject to various conditions, including (1) the limited partners of the partnership who own more than 50 percent of the units owned by all limited partners approving the merger agreement, the merger and the transactions contemplated by the merger agreement, (2) the unaffiliated investors who own more than 50 percent of the units owned by all unaffiliated investors present in person or by proxy at the special meeting voting their units to approve the merger agreement, the merger and the transactions contemplated by the merger agreement, (3) the fulfillment (or waiver in whole or in part by us in our sole discretion) of each of the conditions to our obligation to effect the mergers of at least a majority of the other SWR partnerships as described in the proxy statement under "Summary Term Sheet—Similar Transactions" and (4) other customary closing conditions. No assurances can be given that the merger will be consummated on the terms contemplated or at all. The forward-looking statements in this presentation are made as of the date hereof, and we do not assume any obligation to update, amend, or clarify them to reflect events, new information, or circumstances occurring after the date hereof except as required by applicable federal securities laws. A Schedule 13E-3 filed with the SEC with respect to the merger will be amended to report any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC. slide2

221--IN10B ABOUT THIS PRESENTATION . This presentation highlights certain information contained in the proxy statement dated January 17, 2012, which has been filed with the SEC by the partnership. . We urge you to read the proxy statement and the documents included with the proxy statement in their entirety because they contain important information. In particular, the proxy statement includes a detailed description of the proposed merger and the calculation of the merger consideration, the reserve audit report of Ryder Scott Company, L.P. for the partnership as of July 1, 2011, the summary reserve report of Ryder Scott Company, L.P. for the partnership as of December 31, 2010, a fairness opinion from Energy Capital Solutions LLC, a copy of the merger agreement, the partnership’s Annual Report on Form 10-K for the year ended December 31, 2010 and the partnership’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2011. . For additional information about the proposed merger, please visit www.swrpartners.com, where limited partners may view a copy of the proxy statement and additional information about the proposed merger. You may also obtain these documents at no cost by visiting EDGAR on the SEC web site at www.sec.gov. slide3

221--IN10B SUMMARY OF MERGER . Special meeting of limited partners will be held on March 7, 2012. . Limited partners will be asked to consider and vote on a proposal to approve the merger agreement dated October 28, 2011 between the partnership and Southwest Royalties, Inc. (SWR). . Merger will be completed only if: • limited partners, including SWR, who own more than 50% of units owned by all limited partners approve the merger; and • limited partners, other than SWR, referred to as the unaffiliated investors, who own more than 50% of units owned by all unaffiliated investors present in person or by proxy at the special meeting vote to approve the merger. . If the merger is completed, all units owned by unaffiliated investors will be converted into the right to receive cash in an amount equal to $329.91 per unit, less the amount of per unit cash distributions made after September 30, 2011, if any. Each unit represents an initial issue price of $500. . SWR will not receive any cash payment for its partnership interests in the partnership; however, as a result of the merger, SWR will acquire 100% of the assets and liabilities of the partnership. . Merger consideration of $329.91 per unit: • equates to 6.3 times the historical per unit cash distributions for the 12-month period ended September 30, 2011; and • results in a total cash return equal to 149% of the initial issue price of $500 per unit. slide4

221--IN10B BENEFITS OF THE MERGER TO UNAFFILIATED INVESTORS . Liquidity. Merger provides liquidity for units not traded on a national stock exchange or in any active market. . Liquidation value. Merger consideration is based on the estimated fair value of the partnership’s oil and gas reserves, not on limited market demand for illiquid units. . Declining production and rising costs. Partnership’s properties are approaching economic limit when production generally declines and operation costs generally increase. . Acceleration of Realization of Value. Merger provides cash to unaffiliated investors earlier than if they held units and received the expected ordinary cash distributions from future oil and gas production. . Mature partnership and properties. Partnership formed in 1990; merger provides liquidity to unaffiliated investors while the partnership’s assets are still marketable and have critical mass to support fair and reasonable consideration. . Declining cash flows. Administrative costs and future asset retirement obligations could ultimately consume all partnership cash flows as production from mature properties declines. . No access to additional capital. The partnership cannot borrow money, assess partners or reinvest operating cash flow for reserve acquisitions. . Fair price. SWR board of directors determined that that the merger is fair to the unaffiliated investors, considering, among other things, the form and amount of consideration offered to the unaffiliated investors and the objectives of the merger, including providing liquidity to the unaffiliated investors. slide5

221--IN10B CWEI’S REASONS FOR THE MERGER . Achieve Administrative Efficiencies. CWEI expects to achieve administrative efficiencies and cost reductions in the management and operation of the partnership and redirect the efforts of CWEI employees who are involved in the management of the partnership toward activities that support CWEI in pursing its strategic business objectives. . Achieve Operating Efficiencies. CWEI expects to improve operating efficiencies by managing production, storage, transportation and sale of oil and gas without regard to separate ownership of oil and gas properties. . Consolidate Core Areas of Operations. Acquisition of the partnership’s properties will consolidate CWEI’s operations in the Permian Basin of West Texas and Southeastern New Mexico. . Most Suitable Buyer for Partnership’s Properties. CWEI believes that it is the most suitable buyer for partnership’s properties: • other buyers would not acquire the right to operate any of the partnership’s properties since CWEI is not offering to sell its beneficial interest in the partnership or the partnership’s properties; • other buyers may not be able to achieve the administrative and operational efficiencies that are available to CWEI/SWR; • other buyers would be required to assume risks associated with the partnership’s properties to which SWR, as the general partner of the partnership, is already subject. . Timing of the Merger. CWEI believes that completion of the merger at this time is advantageous: • favorable price environment provides unaffiliated investors an economic incentive to approve the merger; • higher demand for qualified and trained human resources in the Permian Basin makes this an advantageous time for CWEI to consolidate the SWR partnerships in order to redirect efforts of employees to pursue strategic corporate objectives. slide6

221--IN10B COMPUTATION OF MERGER CONSIDERATION Merger consideration was calculated utilizing oil and gas reserve data and balance sheet information as of June 30, 2011 and oil and gas pricing information as of the stated valuation date of October 7, 2011, the latest practicable date through which historical oil and gas pricing information was available for calculating the merger consideration. slide7 Estimated fair value of oil and gas reserves $4,155,973 Net working capital (deficit) 355,307 Net asset retirement obligations (287,736) Total enterprise value as of June 30, 2011 4,223,544 Cash distributions after June 30, 2011 (125,000) Total merger consideration $ 4,098,544 Allocation of merger consideration to limited partners $3,688,690 Total number of limited partner units 11,181.00 Merger consideration per unit $329.91

221--IN10B ESTIMATED FAIR VALUE OF OIL AND GAS RESERVES Proved reserves: • The fair value of proved reserves was based on a reserve report dated as of July 1, 2011, audited by Ryder Scott Company, independent petroleum engineering consultants. • Future net cash flows from proved reserves were based on benchmark prices of $92.84 per Bbl of oil and $4.15 per MMBtu of natural gas; calculated based on 12-month historical averages of NYMEX closing prices through October 7, 2011; further adjusted for price differentials specific to partnership’s properties, resulting in an average price of $85.72 per Bbl of oil and NGL and $5.61 per Mcf of natural gas. • Discount rates applied to proved reserves: • 15% for proved developed producing; • 20% for proved developed non-producing; • 40% for proved undeveloped. Probable reserves: • The fair value of probable reserves were based on 50% of future net cash flows, discounted at 15%, as derived from a Ryder Scott Company reserve report dated as of December 31, 2010. Factors considered by CWEI in determining discount rates: • its desire and commitment to offer merger consideration that is fair to both the unaffiliated investors and CWEI stockholders; • its cost of capital for the merger; • a reasonable profit incentive relative to production, pricing and timing risks associated with future cash flows from the partnership’s reserves. slide8

221--IN10B BENCHMARK VS HISTORICAL OIL PRICES Oil prices are volatile and are expected to remain volatile and unpredictable in the future. To normalize this volatility, CWEI analyzed the closing NYMEX oil prices from 2006 to the stated valuation date of October 7, 2011. As shown in the table below, the historical 12-month trailing average of closing NYMEX futures prices for oil was only above the benchmark price of $92.84 per Bbl for an eight-month period of time from June 2008 through January 2009. slide9

221--IN10B FAIRNESS The board of directors determined that the merger is advisable and fair to the unaffiliated investors based on a variety of factors, including: • The merger provides liquidity to unaffiliated investors at a price based on oil and gas reserve values, not on limited market demand for illiquid units. • The merger consideration is based on the estimated fair value of the partnership’s oil and gas properties, which is comparable to the value that could be achieved by selling the properties and liquidating the partnership. • Unaffiliated investors will avoid bearing G&A expenses after June 30, 2011 through the date the merger is completed and asset retirement obligations to the extent that actual costs incurred in the future exceed the present value of those obligations as of June 30, 2011. • The partnership’s production is expected to continue to decline as partnership properties reach their economic limit, making it difficult for the partnership to pay its administrative costs and accumulate meaning levels of distributable cash; therefore investors will benefit by liquidating their holdings in the partnership’s assets through the merger. • The merger allows unaffiliated investors to receive cash earlier than if they held units and received the expected ordinary cash distributions from future oil and gas production. • The merger consideration is based on the estimated fair value of the partnership’s oil and gas reserves using historically favorable benchmark commodity prices of $92.84 per Bbl of oil and $4.15 per MMBtu of natural gas. • All cash merger consideration allows unaffiliated investors to immediately realize monetary value for units and equates to 6.3 times historical per unit cash distributions for the 12-month period ended September 30, 2011. • Transaction committee of the board of directors received an opinion from Energy Capital Solutions, LLC (ECS) that the merger consideration is fair to the unaffiliated investors from a financial point of view. • The merger eliminates the unaffiliated investors’ tax preparation costs relating to partnership tax information. • Belief that any prospective buyer, other than CWEI or SWR, would be unlikely to offer higher consideration for units because: • other buyers would not acquire the right to operate any of the partnership’s properties since CWEI is not offering to sell its beneficial interest in the partnership or the partnership’s properties; • other buyers may not be able to achieve the administrative and operational efficiencies that are available to CWEI/SWR; • other buyers would be required to assume risks associated with the partnership’s properties to which SWR, as the general partner of the partnership, is already subject. slide10

221--IN10B FAIRNESS cont. The board of directors also considered countervailing factors, including: • If the merger is completed, the unaffiliated investors will cease to participate in the future earnings of the partnership or benefit from increases, if any, in the value of the partnership following completion of the merger. • The interests of CWEI and SWR in the merger which are different from, or in addition to, the interests of the unaffiliated investors generally. • The interests of the transaction committee members and board of directors that may be different from the interests of the unaffiliated investors. • The risk that the conditions to the completion of the merger may not be satisfied and therefore the merger may not be completed. • The receipt of the cash consideration by the unaffiliated investors pursuant to the merger agreement may be a taxable transaction to the unaffiliated investors. • The risks and other uncertainties described in the proxy statement under the heading "Risk Factors.” slide11

221--IN10B ECS FAIRNESS OPINION ECS rendered a fairness opinion dated October 27, 2011 to the transaction committee that, as of October 27, 2011, the merger consideration to be paid with respect to the units is fair to the unaffiliated investors from a financial point of view. The ECS fairness opinion does not address the merits of the underlying decision by the transaction committee, SWR or the partnership to engage in the merger and is not a recommendation to any unaffiliated investor as to how such unaffiliated investor should vote at the special meeting. The following is a tabular summary of the financial analyses performed by ECS in connection with the preparation of its opinion and should be read together with the summary of the ECS fairness opinion contained in the proxy statement under the heading “Special Factors – Opinion of Transaction Committee’s Financial Advisor.” Net Asset Value Analysis Equity Reference Value Range per unit: • 5-Year Strip Average $288.42 to $353.20 • 5-Year Strip Flat $300.19 to $368.68 • 3-Year Historical Flat $249.04 to $306.06 • 2-Year Historical Flat $281.12 to $344.75 ECS noted that the merger consideration of $329.91 per unit is within or in excess of the equity reference value ranges implied by ECS’ net asset value analysis. Selected Comparable Transactions Analysis Equity Reference Value Range per unit $213.91 to $251.00 ECS noted that the merger consideration of $329.91 per unit is within or in excess of the equity reference value range implied by ECS’ selected comparable transactions analysis. Selected Publicly Traded Companies Analysis Equity Reference Value Range per unit $184.22 to $282.25 ECS noted that the merger consideration of $329.91 per unit is within or in excess of the equity reference value range implied by ECS’ selected publicly traded companies analysis. slide12

221--IN10B Material U.S. Federal Income Tax Consequences Unaffiliated investors will generally recognize gain or loss equal to the difference between the amount realized in the merger and their adjusted tax basis in the units. Gain or loss will be capital or ordinary depending on the nature of the assets held by the partnership and the amount of depletion, depreciation and intangible drilling and development costs that is subject to recapture. Tax matters are very complicated. The tax consequences of the merger to an unaffiliated investor will depend on the facts of each unaffiliated investor’s own situation. We urge unaffiliated investors to seek tax advice for a full understanding of the particular tax consequences of the merger. Circular 230. To ensure compliance with Treasury Department Circular 230, unaffiliated investors are hereby notified that any discussion of tax matters set forth in this presentation was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Each unaffiliated investor should seek advice based on its particular circumstances from an independent tax advisor. slide13

221--IN10B RISK FACTORS The following is a summary of the risk factors unaffiliated investors should carefully consider in determining whether to vote to approve the merger proposal. The following summary should be read together with the full text of the risk factors in the proxy statement under the heading “Risk Factors.” The following summary is qualified in its entirety by reference to the proxy statement and the full text of the risk factors. • The merger consideration involves reserve estimates that may vary materially from the quantities of oil and gas actually recovered, and consequently future net cash flows may be materially different from the estimates used in calculating the merger consideration. • The merger consideration might not reflect the current market value of the partnership's assets. • The merger consideration involves estimates that will not be adjusted. • Unaffiliated investors were not independently represented in establishing the terms of the merger. • The interests of CWEI, SWR and their officers and directors may differ from the interests of the unaffiliated investors. • The merger is conditioned on CWEI's acquisition of other limited partnerships. • The merger consideration may be less than the value potentially attainable in an alternative transaction. • Potential litigation challenging the merger may seek to delay or block the merger. • Your units could be bound by the merger even if you do not vote in favor of the merger. slide14

221--IN10B CONFLICTS Although the board of directors believes it has fulfilled its fiduciary duties to unaffiliated investors, members of the board of directors had conflicting interest in evaluating the merger. • The interests of CWEI, SWR and their officers and directors may differ from interests of the unaffiliated investors. • The duties of members of the board of directors to the unaffiliated investors may conflict with the duties of those members to SWR and CWEI. • SWR and the board of directors attempted to formally address the conflicts inherent in the relationships among SWR, CWEI, the partnership and officers and directors of SWR and CWEI by forming the transaction committee comprising two members of the board of directors who are not officers or employees of SWR or CWEI. • The transaction committee was authorized to review, evaluate and negotiate the terms of the merger on behalf of the unaffiliated investors; however, the transaction committee was not authorized to develop, solicit, initiate or pursue any potential alternatives to the merger. • Because both members of the transaction committee are also members of the boards of directors of SWR and CWEI, an inherent conflict may continue to exist with respect to each member's duties to the unaffiliated investors in his capacity as a member of the transaction committee, on the one hand, and such member's duties to SWR, CWEI and the stockholders of CWEI in his capacity as a member of the boards of directors of SWR and CWEI, on the other hand. • Members of the transaction committee may have an indirect financial interest in the merger as stockholders of CWEI, and such interest may conflict with the interests of the unaffiliated investors. For additional information, please read “Interests of CWEI, SWR and their Directors and Officers” in the proxy statement. slide15

221--IN10B HOW TO VOTE Unaffiliated investors may vote in the following ways: • Online (over the internet). Go to www.proxyvote.com and follow the instructions on the proxy card included with the proxy statement mailed to you. If you vote online, you do not need to return a proxy card. • By telephone. Follow the instructions on the proxy card included with the proxy statement mailed to you. If you vote by telephone, you do not need to return a proxy card. • By mail. Complete the proxy card and sign, date and return it in the envelope accompanying the proxy card. To be valid, a returned proxy card must be properly signed and dated. • In person. If you attend the special meeting, you may vote your units by completing a ballot at the meeting. For assistance, please contact SWR Investor Relations by phone at 432.688.3451 or by email to mergerinfo@claytonwilliams.com slide16